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                                                                                EXHIBIT 11


                             Computation of Earnings Per Share
                   REYNOLDS METALS COMPANY AND CONSOLIDATED SUBSIDIARIES
                             (In millions, except share data)



                                    Quarter Ended June 30         Six Months Ended June 30
                                      1994         1993              1994          1993
                                   -------------------------------------------------------
Average shares outstanding         61,970,641   59,814,078        61,465,981    59,795,299
                                   =======================================================


Net income (loss)                     $11.9     $(22.8)            $(9.2)       $(55.5)
Less preferred stock dividends          9.1           -             15.9              -
                                   -------------------------------------------------------

Net income (loss) applicable
   to common stock                     $2.8     $(22.8)           $(25.1)       $(55.5)
                                   =======================================================



Net income (loss) per share             $0.05      $(0.38)           $(0.41)       $(0.93)
                                   =======================================================

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